Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD.

OTCQB: REEMF March 18, 2024 Ref: 06-2024

Rare Element Resources Announces Appointment of Ken Mushinski

as President and Chief Executive Officer

March 18, 2024 – Littleton, Colorado – Rare Element Resources Ltd. (the “Company” or “RER”) (OTCQB: REEMF) is pleased to announce the appointment of Ken Mushinski as its President and Chief Executive Officer. Mr. Mushinski, a former member of the Board of Directors for the Company (“Board”), will commence his position and rejoin the Board starting on May 1, 2024. As previously announced, Mr. Brent Berg, current President and CEO, will be leaving the Company. His last day will be March 20, 2024. Ms. Kelli Kast, a current Board member and consultant with nearly twelve years of service to the Company, has been appointed as the Interim President and Chief Executive Officer effective as of March 20, 2024.

Mr. Mushinski served as a member of the RER Board from November 2017 through March 2022. This experience is complemented by an extensive background in corporate development and project execution, primarily in the uranium industry, both domestically and internationally. As the former Vice President, Corporate Planning and Acquisitions for General Atomics Technologies Corporation and President of uranium companies Quasar Resource and Cotter Corporation, all affiliates of General Atomics (“GA”), Mr. Mushinski has extensive production-related operational experience, from permitting to decommissioning, in the resource industry. Synchron, the majority shareholder of RER, is an affiliate of GA. Throughout his 30-plus-year career, Mr. Mushinski has been responsible for developing strategic partnerships and garnering investments from within the defense, energy and resources industries for projects under his direction. Mr. Mushinski holds a Bachelor of Science in Mechanical Engineering, summa cum laude, from San Diego State University.

“Ken’s previous time on the Company’s Board has given him a good understanding of the rare earth sector and an appreciation of the opportunities that the Bear Lodge Project and our innovative separation and recovery technology represent. That is what makes him the perfect person to lead the Company in its next phase of development,” stated Gerald Grandey, Chairman of the Board of Directors of the Company. “With his strong background in mineral development, he understands the steps that will be needed to get the Bear Lodge Project into production. The relationships he has built over the years with different governmental leaders will ensure the Company continues to align its efforts with the needs of the nation. We look forward to Ken using his demonstrated leadership skills in shepherding the Company towards its goal of becoming the cornerstone of a secure, domestic rare earth supply chain.”

Mr. Mushinski currently serves as Non-Executive Chairman for Anfield Energy, Inc. a Canadian-based uranium and vanadium development and near-term production company.

Kelli Kast will serve as the Company’s Interim President and Chief Executive Officer during the period between the departure of Mr. Berg and the commencement of Mr. Mushinski’s tenure. Ms. Kast has been RER’s chief legal officer and head of administration, as an employee or consultant, since July 2012. She has also been a member of the Company’s Board since 2022.

Rare Element Resources Ltd. is a publicly traded, strategic materials company focused on delivering rare earth products for technology, energy, and defense applications by advancing the Bear Lodge Rare Earth Project in northeast Wyoming. Bear Lodge is a significant mineralized district containing many of the less common, more valuable, critical rare earths that are essential for high-strength permanent magnets, electronics, fiber optics, laser systems for medical technology and defense, as well as technologies like electric vehicles, solar panels, and wind turbines.

General Atomics is a privately held company engaged in the development and production of advanced technology products and systems for the energy and defense sectors. Rare Element Resources’ majority shareholder, Synchron, is an affiliate of General Atomics.

Contact

Please contact Wayne Rich, Chief Financial Officer, at +1 720-278-2460 or wrich@rareelementresources.com, for additional information.

Forward-Looking Statements

This news release contains forward-looking statements and information within the meaning of securities legislation in the United States and Canada (collectively, “forward-looking statements”). Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward-looking statements are usually identified by our use of certain terminology, including “will,” “believes,” “may,” “expects,” “should,” “seeks,” “anticipates,” “plans,” “has potential to,” or “intends” (including negative and grammatical variations thereof), or by discussions of strategy or intentions. Such forward-looking statements include statements regarding leadership transition plans and the Company’s strategic goals. Factors that could cause actual results to differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this news release include, but are not limited to, the Company’s ability to obtain and maintain demonstration plant licensing and permits, inflation and supply chain issues, the impact of China’s announced ban on the export of critical materials extraction and separation technology, and other matters discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and our other periodic and current reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on www.sec.gov and with the Canadian securities commissions available on www.sedarplus.ca. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other uncertainties and risk factors set out in our filings made from time to time with the SEC and the Canadian regulators, including, without limitation, our reports on Form 10-K and Form 10-Q. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made. While we may elect to update our forward-looking statements at any time, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.